EXHIBIT 99.3
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media	RAI 2006-15
	Ken Whitehurst	Seth Moskowitz
	(336) 741-0951	(336) 741-7698
Reynolds American Inc. Plans to Commence Exchange Offer and Consent Solicitation
for Certain Outstanding Notes of R.J. Reynolds Tobacco Holdings, Inc.
Winston-Salem, N.C. — May 11, 2006 — Reynolds American Inc. (NYSE: RAI) announced today that it plans to commence an exchange offer (the “Exchange Offer”) pursuant to which it will offer to issue new senior secured notes (the “RAI Notes”) in exchange for up to the $1.45 billion aggregate principal amount outstanding of 7.875% Notes due 2009 (CUSIP Nos. 76182KAL9 and 74960LBN5), 6.500% Notes due 2007 (CUSIP No. 76182KAM7), 7.250% Notes due 2012 (CUSIP No. 76182KAN5), 7.300% Notes due 2015 (CUSIP No. 76182KAS4), and 6.500% Notes due 2010 (CUSIP No. 76182KAR6) (collectively, the “RJR Notes”) issued by R.J. Reynolds Tobacco Holdings, Inc. (“RJR”), RAI’s direct, wholly owned subsidiary. The Exchange Offer has not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction, and the RAI Notes will be issued in reliance upon an exemption from registration under the Securities Act. Consequently, only the following holders of RJR Notes will be eligible to participate in the Exchange Offer: (1) holders within the United States or who are U.S. persons and are institutional “accredited investors” as defined in Rule 501(a)(1),(2),(3) and (7) under the Securities Act and are “qualified institutional buyers” as defined in Rule 144A under the Securities Act or (2) holders who are non-U.S. persons outside the United States.
Each eligible holder exchanging RJR Notes in the Exchange Offer will receive, in exchange for RJR Notes tendered, an equal principal amount of RAI Notes having interest rates and maturities identical to the RJR Notes exchanged. Upon issuance, payment of the RAI Notes will be jointly, severally and unconditionally guaranteed by the direct and indirect material domestic subsidiaries of RAI, other than RJR. The RAI Notes and related guarantees will be secured by principal property (as defined in the indenture governing the RAI Notes) of RAI and certain of the guarantors as and to the extent specified in the indenture governing the RAI Notes and by an assignment of RAI’s security interest in the stock of R. J. Reynolds Tobacco Company, an indirect subsidiary of RAI. The security for the RAI Notes and guarantees may be released under certain circumstances as provided in the indenture. The indenture, including the guarantee and security provisions, applicable to the RAI Notes will be the same indenture that will govern the new senior secured notes that RAI plans to offer in a separate private offering announced today.

In connection with the Exchange Offer, RAI plans to solicit the consents of holders of the RJR Notes (the “Consent Solicitation”) to amend the indentures under which the RJR Notes are issued. In the Consent Solicitation, RAI is soliciting the consent of the holders of RJR Notes to eliminate substantially all of the restrictive covenants and one of the events of default contained in the indentures governing the RJR Notes. Holders may not tender their RJR Notes without delivering consents or deliver consents without tendering their RJR Notes.
No exchange or consent fee will be payable in connection with the Exchange Offer or Consent Solicitation.
RAI’s obligation to accept and exchange RJR Notes validly tendered pursuant to the Exchange Offer will be conditioned on, among other things, the closing of RAI’s previously announced agreement to acquire a to-be-formed holding company that will own Conwood Company, L.P., Conwood Sales Company, L.P., Rosswil LLC and Scott Tobacco LLC. It will not be conditioned, however, upon the tender of any minimum aggregate principal amount of the outstanding RJR Notes or the receipt of consents from any series of notes. RAI will reserve the right to terminate, withdraw, amend or extend the Exchange Offer in its discretion. The Exchange Offer is expected to expire prior to June 30, 2006.
This press release is neither an offer to sell nor the solicitation of an offer to buy the RAI Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the RAI Notes will be made only by means of a private offering memorandum. The RAI Notes that RAI proposes to offer pursuant to the Exchange Offer will not be registered under the Securities Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include five of the 10 best-selling U.S. brands: Camel, Kool, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products for U.S. and international markets. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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